Exhibit 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92009 PH: (760) 804-8420 FX: (760) 804-8442 www.orangetwentyone.com

Orange 21 Reports First Quarter 2007 Financial Results

CARLSBAD, CA, May 21, 2007 – Orange 21 Inc. (NASDAQ: ORNG), a leading developer of brands that produce premium products for the action sports and youth lifestyle markets, today announced financial results for the three months ended March 31, 2007.

Three-Month Results

Consolidated net sales were $9.4 million for each of the three months ended March 31, 2007 and 2006. Consolidated gross profit increased 9% to $4.9 million for the three months ended March 31, 2007 from $4.5 million for the three months ended March 31, 2006. Gross profit as a percentage of sales increased to 52.2% for the three months ended March 31, 2007 from 48.1% for the three months ended March 31, 2006. The increase in gross profit and gross profit as a percentage of sales is primarily due to sales during the three months ended March 31, 2007 of some inventory items that were previously written down and efficiencies achieved at LEM S.r.l., our subsidiary and primary manufacturer.

Sales and marketing expense increased 9% to $3.8 million for the three months ended March 31, 2007 from $3.5 million for the three months ended March 31, 2006. The increase was primarily due to increased depreciation expense on point-of-purchase store displays of $0.2 million due to a reduction in depreciable lives to two years on the point-of-purchase displays effective as of October 1, 2006 and employee-related compensation.

General and administrative expense increased 17% to $2.5 million for the three months ended March 31, 2007 from $2.1 million for the three months ended March 31, 2006. The increase in general and administrative expense was primarily due to increases in employee-related compensation expense in the U.S. of approximately $0.2 million, increased severance pay for LEM employees of $0.1 million, accounting and software consulting costs due to the implementation of our new enterprise resource planning system of $0.1 million, and increases in depreciation expense, bank fees related to the new BFI Loan Agreement, and share-based compensation in accordance with SFAS No. 123(R). The increases were partially offset by a decrease in legal and audit fees of $0.3 million.

Shipping and warehousing expense consists primarily of wages and related payroll and employee benefit costs, packaging supplies, third-party warehousing and third-party fulfillment costs, facility costs and utilities. Shipping and warehousing expense increased 34% to $0.6 million for the three months ended March 31, 2007 from $0.5 million for the three months ended March 31, 2006. The increase was primarily due to increased costs related to shipping methods used (air freight versus sea shipment) as a result of manufacturing delays experienced in 2006 and the three months ended March 31, 2007.

Research and development expense currently consists primarily of wages and related payroll and employee benefit costs, consulting fees, travel expenses and prototype and sample expenses. Research and development expense decreased 27% to $0.2 million for the three months ended March 31, 2007 from $0.3 million for the three months ended March 31, 2006. The decrease is mainly due to an effort made late in 2006 to reduce research and development expense through a reduction in employee compensation expense.

Other net expense was $0.2 million for the three months ended March 31, 2007 compared to other net expense of $0.1 million for the three months ended March 31, 2006. The change in other net expense is primarily due to increases in net interest expense, foreign exchange losses and losses on disposals of fixed assets.

The income tax benefit for the three months ended March 31, 2007 was $0.7 million compared to $0.2 million for the three months ended March 31, 2006. The effective tax rate for the three months ended March 31, 2007 and 2006 was 27% and 11%, respectively. The increase in the effective tax rate was due to the significant proportion of the pretax losses incurred in the U.S. versus in Italy.

A net loss of $1.8 million was incurred for the three months ended March 31, 2007 compared to a net loss of $1.7 million for the three months ended March 31, 2006.

Cash, cash equivalents and short-term investments at March 31, 2007 totaled approximately $3.3 million compared to $3.5 million at December 31, 2006. At March 31, 2007, $2.1 million of cash and cash equivalents were restricted as collateral for an outstanding letter of credit and future earn-out payments for the purchase of LEM.

Commenting on the first quarter results, Mark Simo, Chairman and CEO, said: “We continue our efforts to stabilize the business and position it for long term growth, and we are making progress. In the first quarter we made gains in terms of the quality of our inventory and our overall ability to execute as we move into our peak sunglass season. We are now focusing on creating and meeting demand for our core styles through the summer season. My goal continues to be to demonstrate stability this year, while positioning the brand for future growth.”

John Pound, Co-Chairman, commented, “I believe that Mark’s oversight and guidance continue to move us in the right direction. In order to keep our team fully focused on execution, we will be foregoing quarterly conference calls from this point forward, instead we will be providing public commentary on our results in our earnings release documents.”

About Orange 21 Inc.

Orange 21 designs, develops, markets and produces premium products for the action sport and youth lifestyle markets. Orange 21’s primary brand, Spy Optic ™, manufactures sunglasses and goggles targeted toward the action sports and youth lifestyle markets.

Safe Harbor Statement

This press release contains forward-looking statements. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “feel,” “may,” “plan,” “potential,” “predict,” “should,” or “will” or the negative of such terms or other comparable terminology. Specifically, comments in this press release regarding the stabilization of the business, growth prospects, quality of inventory and the Company’s ability to create and meet demand are forward-looking statements and are subject to inherent risks. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ materially from those contained in the forward-looking statements include, but are not limited to: risks related to the Company’s ability to manage growth; risks related to the limited visibility of future orders; the ability to identify and work with qualified manufacturing partners and consultants; the ability to expand distribution channels and retail operations in a timely manner; the ability to source raw materials and finished products at favorable prices; the ability to identify and execute successfully cost-control initiatives; uncertainties associated with the Company’s ability to maintain a sufficient supply of products and to manufacture successfully products; the integration of the LEM acquisition; the performance of new products and continued acceptance of current products; the execution of strategic initiatives and alliances; the impact of ongoing litigation; uncertainties associated with intellectual property protection for the Company’s products; matters generally affected by the domestic and global economy, such as changes in interest and currency rates; and other risks identified from time to time in the Company’s filings made with the U.S. Securities and Exchange Commission. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company can not guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company, nor any other person, assumes responsibility for the accuracy or completeness of such forward-looking statements. The Company undertakes no obligation to update any of the forward-looking statements.

ORANGE 21 INC.

CONSOLIDATED BALANCE SHEETS

(Thousands, except number of shares and per share amounts)

	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,230	$1,279
Restricted Cash	2,070	1,728
Short-term investments	—	500
Accounts receivable, net	8,033	10,014
Inventories, net	10,578	9,276
Prepaid expenses and other current assets	1,128	1,533
Income taxes receivable	598	606
Deferred income taxes	1,402	1,827

Total current assets	25,039	26,763
Property and equipment, net	7,873	8,042
Goodwill	8,814	8,727
Intangible assets, net of accumulated amortization of $430 and $376 at March 31, 2007 and December 31, 2006, respectively	518	530
Deferred income taxes	2,768	1,575
Other long-term assets	72	69

Total assets	$45,084	$45,706

Liabilities and Shareholders' Equity
Current liabilities
Lines of credit	$2,670	$2,976
Current portion of capital leases	382	410
Current portion of notes payable	1,023	251
Accounts payable	7,655	6,418
Accrued expenses and other liabilities	3,641	4,403
Deferred purchase price obligation	676	1,020

Total current liabilities	16,047	15,478
Notes payable, less current portion	1,142	593
Capitalized leases, less current portion	583	647
Deferred income taxes	316	300

Total liabilities	18,088	17,018
Stockholders' equity
Preferred stock: par value $0.0001; 5,000,000 authorized; none issued	—	—
Common stock: par value $0.0001; 100,000,000 shares authorized; 8,100,564 shares issued and outstanding at March 31, 2007 and December 31, 2006	1	1
Additional paid-in-capital	36,397	36,336
Accumulated other comprehensive income	1,521	1,505
Accumulated deficit	(10,923)	(9,154)

Total stockholders' equity	26,996	28,688

Total liabilities and stockholders' equity	$45,084	$45,706

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands, except per share figures)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)
Net sales	$9,389	$9,382
Cost of sales	4,480	4,867

Gross profit	4,909	4,515
Operating expenses
Sales and marketing	3,822	3,507
General and administrative	2,510	2,139
Shipping and warehousing	637	476
Research and development	193	266

Total operating expenses	7,162	6,388

Loss from operations	(2,253)	(1,873)
Other expense:
Interest expense	(67)	(34)
Foreign currency transaction loss	(51)	(28)
Other expense	(48)	(6)

Total other expense	(166)	(68)

Loss before benefit for income taxes	(2,419)	(1,941)
Income tax benefit for income taxes	(651)	(207)

Net loss	$(1,768)	$(1,734)

Net loss per share of Common Stock
Basic	$(0.22)	$(0.21)

Diluted	$(0.22)	$(0.21)

Shares used in computing net loss per share of Common Stock
Basic	8,101	8,084

Diluted	8,101	8,084

CONTACT at the Company:

Jerry Collazo, CFO, 760-804-8420